UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Nelson, Jonathan M.
   c/o Providence Ventures
   50 Kennedy Plaza
   Providence, RI  02903
2. Issuer Name and Ticker or Trading Symbol
   VoiceStream Wireless Corporation
   VSTR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   2/28/2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |      |    | |                  |   |           |194,989            |D     |                           |
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Common Stock               |      |    | |                  |   |           |28,538             |I     |By Foundation (1)          |
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Common Stock               |2/14/2|C   | |4,321,334 (2)     |A  |           |                   |I     |By Providence (3)          |
                           |001   |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/16/2|S   | |1,000,000         |D  |$96.06     |                   |I     |By Providence (3)          |
                           |001   |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/20/2|S   | |50,000            |D  |$92.94     |                   |I     |By Providence (3)          |
                           |001   |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/23/2|S   | |210,000           |D  |$88.95     |                   |I     |By Providence (3)          |
                           |001   |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/26/2|S   | |526,500           |D  |$91.05     |                   |I     |By Providence (3)          |
                           |001   |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/27/2|S   | |380,000           |D  |$94.61     |2,155,554 (3)      |I     |By Providence (3)          |
                           |001   |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Exchange Right        |        |2/14/|C   | |4,321,334  |D  |Immed|2/28/|Common Stock|4,321,3|       |0           |I  |By Providenc|
                      |        |2001 |    | |           |   |.    |2001 |            |34     |       |            |   |e (3)       |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. The shares referenced are held in the Jonathan M. Nelson Family Foundation, of which Mr. Nelson is President. Mr. Nelson disclaims beneficial ownership of these shares.
2. Exchange Rights held by Providence Equity Partners III, L.P. ("PEP"), Providence Equity Operating Partners III, L.P. ("PEOP"), and Providence Media Partners, L.P. ("PMP"), collectively
("Providence"), converted and distributed as follows: PEP 3,970,440 shares, PEOP 29,560 shares, and PMP 321,334 shares.
3. Mr. Nelson is (i) President of Providence Media Services Inc., (ii) a member and a managing director of Providence Equity Partners III, LLC, which controls Providence Equity Partners III L.P. and
Providence Equity Operating Partners III L.P. and (iii) a managing general partner of Providence Ventures L.P., which controls Providence Media Partners L.P. Mr. Nelson disclaims beneficial ownership of the shares owned by Providence Media Services Inc., Providence Equity Partners III L.P., Providence Equity Operating Partners III L.P. and Providence Media Partners L.P. except to the extent of his pecuniary interest therein, if
any.
SIGNATURE OF REPORTING PERSON
/s/ Jonathan Nelson
DATE
3/9/2001